Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cerecor Inc. 2015 Omnibus Incentive Compensation Plan of our report dated April 29, 2015 (except for the third and fourth paragraph of Note 14, as to which the date is September 4, 2015), with respect to the consolidated financial statements of Cerecor Inc. included in its Registration Statement (Form S-1 No. 333-204905) and related Prospectus filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 12, 2015